Exhibit 4.6


                         RESPONSE MARKETING GROUP, LLC
                           OPTION PLAN FOR EMPLOYEES


            THIS OPTION PLAN FOR EMPLOYEES (this "Plan") is made as of the 30th day of September, 1997, by Response Marketing Group, LLC, a limited liability company organized and doing business under the laws of the State of Georgia (the "Company").

            1.      Purpose.
                    -------

            The Board of Managers of the Company is adopting the Plan to provide additional incentives to key employees of the Company, to secure and retain their services and to promote their personal interest in the welfare of the Company by giving them an opportunity to invest in its future success.

            2.      Administration.
                    --------------

            The Board of Managers of the Company shall appoint two or more of its members to a committee (the "Committee") that will administer the Plan on behalf of the Company. Each member of the Committee shall serve at the pleasure of the Board of Managers, which may fill any vacancy on the Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. The Committee shall take all actions by majority decision. Any action evidenced by a written instrument that all of the members of the Committee sign shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held.

            Subject to the express provisions of this Plan, the Committee shall have the complete authority, in its discretion, to determine:

                    (a) the key employees of the Company to whom, the times when and the prices at which it shall grant options to buy either (i) ownership interests in the Company ("Interests") as defined in the Operating Agreement of the Company (the "Operating Agreement") and to become a member of the Company, together with all rights and obligations of a member therein or (ii) in lieu of such Interests, capital stock or other proceeds attributable thereto;

                    (b) the terms of the options to be granted (collectively,
            the "Options");

                    (c) the total number of Options to be granted to an optionee
            (an "Optionee" or collectively the "Optionees");

                    (d) the time and duration of the period of exercisability of each Option and the vesting period of each Option; and

                    (e) the terms and conditions for exercise and payment of
            each Option.

            The Committee also shall have complete and conclusive authority to
(i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to it, (iii) determine the terms and provisions of the option agreements that the Company makes with Optionees (the "Agreement" or



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collectively the "Agreements"), the terms of which need not be identical, (iv)
accelerate the time at which an Option may be exercised, and (v) make all other determinations necessary or advisable for the administration of the Plan.

            Subject to the indemnification provisions of the Operating Agreement, the Company shall indemnify members of the Committee against the reasonable expenses, including attorneys' fees, such members actually and necessarily incur in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of action taken or not taken in connection with the Plan or any Option granted thereunder, and against all amounts they or any of them pay in settlement thereof or in satisfaction of a judgment in any action, suit or proceeding. However, the Company shall not indemnify a member of the Committee for any act or omission that was a knowing violation of the law or related to a transaction from which the member of the Committee derived an improper personal benefit.

            3.      Eligibility.
                    -----------

            The Committee shall grant Options only to key employees of the Company. Subject to the limits set forth in this Plan, the Committee at any time may grant additional Options to employees to whom the Committee previously had granted Options, so that an Optionee may hold more than one Option at the same time.

            4.      Interests in Company Subject to Plan.
                    ------------------------------------

            Solely for purposes of the Plan, the Interests in the Company of the Members (as defined in the Operating Agreement) shall be treated as evidenced by "Units." As of the effective date of the Plan, the Members of the Company shall be treated as owning, and thus there shall be treated as outstanding, 10,000,000 Units in the Company. Each Member's Membership Percentage in the Company will be treated as being equal to the number of Units the Member is treated as owning in proportion to the total outstanding Units that all Members are treated as owning. As the Company admits new Members, the total outstanding Units in the Company for purposes of the Plan shall be increased appropriately to reflect the addition to the new Member and that Member's Membership Percentage in the Company.

            The Company now has authorized and reserved for issuance Options for an additional 1,000,000 Units in the Company as of the effective date of the Plan. Upon the exercise of an Option, the Optionee will be entitled to purchase either (i) an Interest in the Company with a Membership Percentage equal to the Units in the Company that the Optionee is treated as purchasing pursuant to the Option in proportion to the total outstanding Units that all Members are treated as owning at that time (including the purchasing Optionee) or (ii) in lieu of such Interest, capital stock or other proceeds attributable thereto. If any Option is canceled, expires or terminates without the respective Optionee exercising it in full, the Committee may grant Options with respect to those unpurchased Units covered by such Option to that same Optionee or to other eligible employees.

            The Committee shall adjust the total number of Units reserved for the grant of Options as well as any outstanding Options, both as to the number of Units and the exercise price, for any change in the Interests in the Company covered by outstanding Units resulting from any split, subdivision, or combination, or any similar reclassification, merger, consolidation or other change affecting the outstanding Interests and therefore the outstanding Units in the Company. The Committee shall not adjust the total number of Units reserved for the grant of Options or any outstanding Options for the issuance of Interests in the Company in return for additional investments in the Company. The issuance of interests in



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the Company for additional investments, however, will increase the total outstanding Units in the Company for purposes of the Plan.

            Additionally, after any merger of one or more entities into the Company, any merger of the Company into another entity, any consolidation of the Company with one or more other entities, or any other business transaction or other event to which the Company is a party that involves any exchange, conversion, adjustment or other modification of outstanding Interests and therefore Units, each Optionee shall receive at no additional cost upon the exercise of his Option, the Interests in the Company covered by Units that he otherwise would receive upon exercise of the Option, the Interests or the cash, securities or other property to which the terms of the merger, consolidation, business transaction or other event would entitle the Optionee to receive if, at the time of such event, the Optionee had been a holder of record of Interests in the Company based on the number of Units that he could acquire upon exercise of the Option. Comparable rights shall accrue to each Optionee in the event of successive events.

            The Committee shall determine in its sole discretion the foregoing adjustments and the manner of application of the foregoing provisions. Any adjustment may provide for the elimination of any fractional Unit that might otherwise become subject to an Option. However, the Committee's grant of an Option shall not affect in any way the right or power of the Company to make changes in its capital or business, go public, engage in any business combination or other transaction, or sell or transfer any parts of its business or assets.

            5.      Terms and Conditions of All Options.
                    -----------------------------------

            The Committee shall authorize the grant of each Option. Each such Option shall be evidenced by an Agreement in the form and containing the terms and conditions as the Committee from time to time may determine, provided that each Agreement shall:

                    (a) state either the Interests in the Company or, in lieu of such Interests, the capital stock or other proceeds attributable thereto, as a number of Units;

                    (b) state the exercise price;

                    (c) state the terms and conditions for payment;

                    (d) state the term of the Option, which shall not be greater than 6 years from the date of grant and the period or periods during the term of the Option in which the Optionee may exercise the Option or portions thereof;

                    (e) provide that the Option is not transferable by the
            Optionee other than as permitted by (i) the will of the Optionee or
            (ii) the applicable laws of descent and distribution, and further provide that the Option is exercisable during the Optionee's lifetime only by the Optionee except as provided in subsection (g) of this Section 5;

                    (f) except as otherwise provided in the Plan, provide that the Option shall terminate no later than 60 days after the date the Optionee ceases to be an employee of the Company, other than by reason of disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) or death;




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                    (g) except as otherwise provided in the Plan, provide that, if the Optionee becomes disabled (as defined in Section 22(e)(3) of the Code) or dies while he is an employee of the Company, he, in the event of his disability, or his legatees or personal representatives, in the event of his death, may exercise the Option (to the extent the Optionee would have been entitled to do so) until the expiration of the Option term, at which time the Option shall terminate as to the Optionee, his legatees and his personal representatives;

                    (h) provide that the Option may not be exercised if the
            issuance of Interests in the Company or other capital stock upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation; and

                    (i) provide that, upon the exercise of the Option to
            purchase an Interest in the Company, the Optionee must in writing acknowledge his status as a Member (as defined in the Operating Agreement) of the Company and adopt the applicable Operating Agreement of the Company and agree to be bound by its terms and provisions.

            The Committee may include in any Option it grants a condition that the Optionee shall agree to remain an employee of the Company for a specified period of time following the date it grants the Option before it becomes exercisable. This condition shall not impose on the Company any obligation to employ the Optionee for any period of time.

            In the event the Company engages in any form of business combination transaction that would involve the sale of all or substantially all of the Company's business and/or a change of control of the Company, all outstanding Options granted under the Plan shall become immediately exercisable in full, and shall remain exercisable for the remaining term of the Option, regardless of any provisions contained in the Agreement with respect thereto limiting the exercisability of the Option for any length of time or terminating it prior to the expiration of its remaining term, subject to all the terms hereof and of the Agreement with respect thereto not inconsistent with this paragraph. If an outstanding Option covering Interests in the Company is exercised after the Company engages in any form of business combination transaction that would involve the sale of all or substantially all of the Company's business and/or a change of control of the Company, the Optionee will receive upon exercise of such Option, in lieu of Interests in the Company, the cash, stock or other property that the Optionee otherwise would have received if, at the time of engaging in the business combination transaction, the Optionee had been a holder of record of the Interests in the Company based on the Units that he would have acquired upon exercise of the Option. In the event of the Company engaging in any form of business combination transaction that would result in outstanding Options granted under the Plan becoming immediately exercisable in full, the Committee may elect to terminate such Options immediately prior to such event in consideration of the payment to each affected Optionee of an amount in cash equal to the difference between (a) the then fair market value of the Interests in the Company, capital stock or other proceeds covered by the Option as the Committee determines as of the effective date of the event and (b) the exercise price for the Interests in the Company, capital stock or other proceeds specified in the Optionee's Agreement. The Committee shall determine in its sole discretion the manner of application of the foregoing provisions. However, the Committee's grant of an Option shall not affect in any way the right or power of the Company to make changes in its capital or business structure, go public, engage in any business combination or other transaction, or sell or transfer all or any part of its business or assets. For purposes of this paragraph, an initial public offering shall not constitute a change of control or a transaction of the type giving rise to accelerated vesting pursuant hereto.





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            6.      Term of Plan.
                    ------------

            The effective date of the Plan shall be the date on which the Board of Managers of the Company approve it. The Plan shall terminate 5 years after that effective date. The Committee may grant Options pursuant to the Plan at any time from the effective date to the termination date, subject to Section 12 of the Plan.

            7.      Exercise of Option by Optionee.
                    ------------------------------

            An Optionee may exercise his Option and purchase Interests in the Company, capital stock or other proceeds upon such exercise only by giving the Company a notice in writing of his intent to exercise the Option. The notice shall contain such representations and warranties regarding compliance with applicable federal and state securities law as the Committee may reasonably request. The Optionee must pay the exercise price and any applicable withholding under Section 8 of the Plan in full upon the exercise of an Option, and the Optionee will not acquire any Interest in or become a Member of the Company or acquire any capital stock or other proceeds until full payment therefor has been made. Payment of the purchase price shall be made in cash or, alternatively, if the Committee or the applicable Agreement so allows, in property other than cash having an agreed fair market value at the time of exercise of the Option, in combination with any cash paid, equal to the exercise price.

            Until the Optionee pays in full the exercise price and any applicable withholding and, in case of Options for Interests in the Company, in writing acknowledges his status as a Member of the Company and adopts the Operating Agreement of the Company and agrees to be bound by all its terms and provisions, the Optionee shall have no rights as (i) an owner of the Interests or as a Member of the Company with respect to Interests in the Company issuable pursuant to the Option or (ii) an owner of the capital stock or other proceeds transferable pursuant to the Option.

            8.      Withholding Taxes.
                    -----------------

            Whenever the Company proposes or is required to issue Interests in the Company or transfer capital stock or other proceeds to an Optionee who is or was an employee of the Company, or his legatee or legal representative under the Plan, pursuant to the exercise of an Option granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any applicable federal, state or local withholding taxes before the Optionee acquires any Interests in the Company, capital stock or other proceeds. In the event the Company requires a recipient to remit to the Company such withholding taxes, that requirement will become a condition of exercise of the Option by the Optionee, and the Optionee will not be considered to have exercised the Option until full payment of such withholding taxes has been made. An Optionee may pay the withholding tax (a) by making payment in cash or (b) if the Committee or the applicable Agreement so allows, by electing to tender to the Company property other than cash with a fair market value as of the day on which the amount required to be withheld is determined, which along with any cash paid, is sufficient to satisfy such federal, state or local withholding taxes required on exercise of the Option.


            9.      Assignability.
                    -------------

            Except as Section 5(g) of the Plan permits, no Option or any of the rights and privileges thereof accruing to an Optionee shall be transferred, assigned, pledged or hypothecated in any way,



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whether by operation of law or otherwise, and no such Option, right or privilege shall be subject to execution, attachment or similar process.

            10.     The Right of the Company to Terminate Employment.
                    ------------------------------------------------

            No provision in the Plan or any Option shall confer upon any Optionee any right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate his employment at any time.

            11.     Amendment and Termination.
                    -------------------------

            The Board of Managers at any time may amend or terminate the Plan. No amendment or termination of the Plan shall affect the rights of an Optionee with regard to his outstanding Options without his consent.

            12.     General Restriction.
                    -------------------

            Notwithstanding anything contained herein or in any of the Agreements to the contrary, no purported exercise of any Option granted pursuant to the Plan shall be effective without the written approval of the Company, which it may withhold, to the extent that the exercise, either individually or together with the exercise of other previously-exercised Options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Company, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state. The Company shall avail itself of any exemptions from registration contained in applicable federal and state securities laws which are reasonably available to the Company on terms which, in its sole and absolute discretion, it deems reasonable and not unduly burdensome or costly. Each Optionee shall, prior to the exercise of an Option, deliver to the Company such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Interests or capital stock to be acquired pursuant to the exercise of an Option are being acquired in accordance with the terms of an applicable exception from the securities registration requirements of applicable federal and state securities laws. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to file such a registration statement if it determines that to do so would be in the Company's best interests.

            13.     Unsecured and Unfunded Plan.
                    ---------------------------

            The Plan shall be unsecured and unfunded. Any liability of the Company with respect to any grant to an Option under this Plan shall be based solely on the contractual obligations, if any, that may be created hereunder. No such liability of the Company shall be deemed to be funded or secured by any property of the Company.





            14.     Choice of Law.
                    -------------

            The laws of the State of Georgia shall govern the Plan and any Agreements that the Company enters into thereunder.



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            IN WITNESS WHEREOF, the Company has caused this Plan to be executed in the form and as of the date set forth above.


                        RESPONSE MARKETING GROUP, LLC


                        By:   /s/James M. Garrett
                              ----------------------------------------
                             James M. Garrett,
                             Chief Executive Officer